Exhibit 5.1

Douglas r. hume, esq.

365 E. Ave. de los Arboles, #240

Thousand Oaks, CA 91360

(818) 281-3185

January 28, 2014

Adrenaline Ventures, Inc.

Attn: Mr. Peter McWilliams, President

44523 Saint Andrews Place

Indio, CA 92201

Re:	REGISTRATION STATEMENT ON FORM S-1

Dear Mr. McWilliams:

As special counsel to Adrenaline Ventures, Inc., a Wyoming corporation (the "Company"), I have been requested to provide my opinion regarding 4,000,000 shares of the Company’s common stock to be registered for sale by the Company pursuant to the provisions of that certain registration statement on Form S-1, which is anticipated to be filed by the Company with the Securities and Exchange Commission (the “Commission”) (the "Registration Statement") (the “Shares”). Accordingly, the purpose of this letter is to respond, in writing, to that request and furnish that opinion.  The opinion specified in this letter is limited to Wyoming law.

For purposes of providing the opinion specified in this letter, I have made such legal and factual examinations and inquiries, including an examination of photocopies, identified to my satisfaction being true copies of various records of the Company, including the Registration Statement and such other documents, instruments, corporate records and public records as I have deemed necessary or appropriate.  Also, I have obtained from officers of the Company, and have relied upon, such certificates, representations and assurances as I deem necessary or appropriate for the purposes of providing that opinion.

Without limiting the generality of the foregoing, I have, with your permission, assumed without independent verification that (i) each natural person executing a document has sufficient legal capacity to do so; (ii) all documents submitted to me as originals are authentic, the signatures on all documents that I have examined are genuine and all documents submitted to me as photocopies, electronic or facsimile copies conform to the original document; and (iii) all records made available to me by the Company and all public records I have reviewed are accurate and complete.

Adrenaline Ventures, Inc.

January 28, 2014

Based on the foregoing and in reliance thereon and subject to the qualifications, limitations, exceptions and assumptions specified in this letter, it is my opinion that the Shares (i) have been duly and validly authorized for issuance and (ii) when issued pursuant to the Registration Statement, will be validly issued, fully paid, and non-assessable.

The opinion specified in this letter is as of the date of this letter, and I assume no obligation to update or supplement that opinion, if any applicable law changes after the date of this letter or if I become aware after the date of this letter of any fact, whether existing before or occurring after the date of this letter, that might change the opinion specified in this letter.

I confirm that I furnish no opinion with respect to the truth and accuracy or the completeness of the Registration Statement.  The opinion specified in this letter is expressly limited to the matters specified in this letter, and I furnish no opinion, express or implied, as to any other matter relating to the Company or its securities.  Accordingly, no provision of this letter is intended to be, nor shall any such provision be construed as, an opinion concerning any matter not specified in this letter.

I consent to the (i) use of this letter as an exhibit to the Registration Statement, (ii) disclosure in the prospectus portion of the Registration Statement of the opinion specified in this letter, and (iii) use of my name in the Registration Statement. In giving the foregoing consent, I do not hereby admit that I am in the category of persons whose consent is required pursuant to Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission.

The Company is hereby advised, urged, and encouraged to consult with and, if appropriate, retain securities counsel in each jurisdiction outside the United States in which the Shares may be offered and sold regarding compliance with the securities laws of such jurisdiction.

Finally, of course, in the event that you have questions or comments regarding this matter, please do not hesitate to contact me. Thank you.

Sincerely,

/s/ Douglas R. Hume

Douglas R. Hume

DRH: